Exhibit 10.1

December 1, 2023

Dr. Jamie Platt

dr.jamie.platt@gmail.com

Dear Dr. Platt:

As you know, bioAffinity Technologies is developing breakthrough technology for the early diagnosis of lung cancer and other diseases of the lung, as well as researching novel approaches for the treatment of cancer. Our Board of Directors plays a central role in our important work. I was pleased to learn of your interest in a position as a Member of the Board of Directors, and I am equally pleased to report that the Board of Directors elected you on December 1, 2023, to service as a Board Member. Your experience and involvement in the biomedical field make you uniquely qualified for the position. I hope you will accept the position by signing this letter and returning a copy to me.

Board Members receive an annual compensation of $100,000 of which $75,000 is paid in equity and $25,000 in cash. At this time, compensation is paid on a quarterly basis.

The primary responsibility of Directors is participation in the development of policy and major decision-making at Board Meetings held at least four times a year. We are preparing our 2024 schedule of Board Meetings and I will work with you to identify possible dates and times that meet your schedule. You will receive materials before each Board Meeting consisting of an Agenda, a Report to the Board summarizing our progress of the prior quarter and upcoming initiatives, quarterly financials, resolutions submitted for approval and supporting information that would be helpful in carrying out your duties. The Board elected you to sit on the Compensation Committee that meets at least twice each year.

I very much look forward to working closely with you in the years ahead. Your leadership and guidance will be key to our success.

Please sign below in acceptance of the position.

Sincerely,	Accepted this 1st day of December, 2023

/s/ Maria Zannes	/s/ Jamie Platt
Maria Zannes	Jamie Platt, PhD
Director, President & CEO